EXHIBIT 2.1

AGREEMENT OF CONSOLIDATION
BETWEEN
UNITED BANK & TRUST
AND
UNITED BANK & TRUST - WASHTENAW

THIS AGREEMENT OF CONSOLIDATION ("Agreement") is dated as of January 14, 2010, and is made by and between United Bank & Trust, ("UB&T") and United Bank & Trust – Washtenaw ("UB&T-W").

RECITALS:

UB&T is a Michigan state-chartered bank duly organized and existing under the laws of the State of Michigan, having its main office at 205 East Chicago Boulevard, Tecumseh, Michigan 49286, and having an authorized capital stock consisting of 600,000 shares of common stock, par value $10.00 per share, and are issued and outstanding and owned by United Bancorp, Inc. ("UBI") and entitled to vote on the consolidation of UB&T-W with and into UB&T (the "Consolidation") provided for in this Agreement.

UB&T-W is a Michigan state-chartered bank duly organized and existing under the laws of the State of Michigan, having its main office at 2723 South State Street, Ann Arbor, Michigan 48104, and having an authorized capital stock consisting of 2,000 shares of common stock, par value $1,000 per share, and are issued and outstanding and owned by UBI and entitled to vote on the Consolidation provided for in this Agreement.

Pursuant to Section 3701 of the Michigan Banking Code of 1999, as amended (the "Banking Code"), at least a majority of the respective directors of UB&T and UB&T-W have entered into and signed this Agreement.  Such directors believe it advisable and in the best interests of the respective banks and their sole shareholder, UBI, that UB&T-W consolidate with and into UB&T in the manner and upon the terms and conditions set forth in this Agreement and with the effect provided by and pursuant to the applicable provisions of the Banking Code.

For and in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the parties agree:

1.           Corporate Existence of Consolidated Bank

A. At the effective time of the Consolidation, the corporate existence of each of UB&T and UB&T-W will be merged into and continued in UB&T (also referred to as the "Consolidated Bank"). To the extent authorized by the Banking Code, the Consolidated Bank will possess all the rights, interests, privileges, powers, and franchises and will be subject to all the restrictions, disabilities, liabilities, and duties of each of UB&T and UB&T-W. The title to all property, real, personal, and mixed, will be transferred to the Consolidated Bank, and shall not revert or be in any way impaired by reason of the Banking Code.

B. At the effective time of the Consolidation, the Consolidated Bank will hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations, and nominations and all other rights and interests as a fiduciary, in the same manner and to the same extent as those rights and interests were held or enjoyed by each of UB&T and UB&T-W at the effective time of the Consolidation. If UB&T or UB&T-W at the effective time of Consolidation is acting under appointment of any court as a fiduciary, the Consolidated Bank is subject to removal by a court of competent jurisdiction.

2.           Articles and Bylaws of Consolidated Bank

The Articles of Incorporation and Bylaws of UB&T as they exist immediately before the effective time of the Consolidation will be and will remain the Articles of Incorporation and Bylaws of the Consolidated Bank until amended as therein provided or as provided by law.

3.           Offices

Subject to the receipt of all applicable federal and state regulatory approvals, on and following the effective time of the Consolidation, the main office of UB&T-W at 2723 South State Street, Ann Arbor, Michigan 48104 will be the main office of UB&T.  If all applicable federal and state regulatory approvals are not received, on and following the effective time of the Consolidation, the main office of UB&T at 205 East Chicago Boulevard, Tecumseh, Michigan 49286 will be the main office of UB&T.  The remaining branch offices of UB&T-W will become branches of UB&T.  On and following the effective time of the Consolidation, UB&T will operate the banking offices listed on attached Schedule A.

4.           Board of Directors and Executive Officers of the Consolidated Bank

A. The board of directors of the Consolidated Bank will consist of the individuals listed on Schedule B.

B. The executive officers of the Consolidated Bank will be the individuals listed on Schedule C.

5.           Capital Stock

A.          Each outstanding share of common stock of UB&T, par value $10.00 per share, will remain outstanding as one share of common stock of the Consolidated Bank following the effective time of the Consolidation, and UBI, as the holder of the stock, will retain all of its rights in and to the stock.  Following the effective time of the Consolidation, the capital, surplus and undivided profits of UB&T will continue to be the capital, surplus and undivided profits of the Consolidated Bank.

B.          On and after the effective time of the Consolidation, all issued and outstanding shares of the capital stock of UB&T-W will be cancelled.  UBI, as sole shareholder of UB&T-W, will not receive any compensation for its cancelled shares of UB&T-W.  The capital, surplus and undivided profits of UB&T-W will become additional capital, surplus and undivided profits of the Consolidated Bank.

6.           Conditions Precedent to Consolidation

The Consolidation will not take effect unless and until each of the following conditions precedent have been satisfied or, where satisfaction of a condition precedent is not required by the Banking Code or other applicable law, it has been waived by mutual agreement of UB&T and UB&T-W:

A. This Agreement must have been signed by not less than a majority of each consolidating bank's directors.

B. This Agreement must have been adopted by UBI, the sole shareholder of UB&T and UB&T-W, in the manner provided by the Banking Code.

C. This Agreement and the Consolidation must have received the approvals, certifications, or other favorable action from the Michigan Office of Financial and Insurance Regulation, the Federal Deposit Insurance Corporation, and any other regulatory approvals as may be required by law, and each such approval must have become final and must not be the subject of any administrative review, waiting period, appeal, or litigation.

7.           Abandonment of Agreement

Upon the direction of the sole shareholder, UBI, to the board of directors of UB&T or UB&T-W or both, this Agreement may be abandoned by the board of directors of UB&T or UB&T-W or both at any time before the effective time of the Consolidation, in which event this Agreement will become void and of no effect and there will be no liability on the part of either UB&T or UB&T-W or any of their directors, officers, or shareholders.

8.           Effective Time of the Consolidation

The Consolidation will become effective, if not previously abandoned, at the time specified in the certificate of the Michigan Office of Financial and Insurance Regulation approving the Consolidation.

9.           Amendment

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of UB&T and UB&T-W, executed by their respective Presidents, at any time before the effective time of the Consolidation.

10.           Execution of Counterparts

This Agreement may be executed in one or more counterparts and each such fully executed counterpart will be deemed to be an original instrument.

11.           Regulatory Filings.  The officers of UB&T are authorized and directed to file, and are authorized to pay all filing fees and incur expenses in connection with, all applications and other filings with the Michigan Office of Financial and Insurance Regulation, the Federal Deposit Insurance Corporation, and any other regulatory agency as may be required by law, in order to receive all approvals, certifications, or other favorable action from such regulatory agencies in connection with the Consolidation.

[Signature page follows]

This Agreement of Consolidation has been signed by at least a majority of the directors of each of UB&T and UB&T-W as of the date first written above.

DIRECTORS OF UNITED BANK & TRUST:

/s/ Donna Baker	/s/ Ann Hinsdale Knisel
Donna Baker /s/ David N. Berlin	Ann Hinsdale Knisel /s/ Jeffrey A. Kuhman
David N. Berlin /s/ Stephanie H. Boyse	Jeffrey A. Kuhman /s/ James C. Lawson
Stephanie H. Boyse /s/ Garry R. Clift	James C. Lawson /s/ D.J. Martin
Garry R. Clift /s/ John H. Foss	D.J. Martin /s/ David E. Maxwell
John H. Foss /s/ David S. Hickman	David E. Maxwell /s/ Joseph R. Williams
David S. Hickman /s/ Scott F. Hill	Joseph R. Williams
Scott F. Hill

DIRECTORS OF UNITED BANK & TRUST - WASHTENAW:

/s/ James D. Buhr	/s/ Judith P. Nold
James D. Buhr /s/ Joseph D. Butcko	Judith P. Nold /s/ Daniel T. O'Haver
Joseph D. Butcko /s/ Brian P. Casey	Daniel T. O'Haver /s/ James F. Peggs
Brian P. Casey /s/ Robert K. Chapman	James F. Peggs
Robert K. Chapman /s/ Todd C. Clark	Paul G. Saginaw /s/ James A. Schriemer
Todd C. Clark /s/ Patricia M. Garcia	James A. Schriemer
Patricia M. Garcia /s/ Norman G. Herbert	Richard B. Sheridan
Norman G. Herbert /s/ Janet Muhleman	Maria A. Thompson /s/ Katherine E. White
Janet Muhleman /s/ Len M. Middleton	Katherine E. White
Len M. Middleton

SCHEDULE A

BANKING OFFICES

Main Office 2723 S. State St. Ann Arbor, MI 48104*

Branch Offices

1422 South Winter Street
Adrian, Michigan 49221

3737 North Adrian Highway
Adrian, Michigan 49221

1440 West Maumee Street
Adrian, Michigan 49221

818 Riverside Avenue (ATM only)
Adrian, Michigan 49221

355 South Zeeb Road
Ann Arbor, MI 48103

616 West Adrian Street
Blissfield, Michigan 49228

11839 Tecumseh-Clinton Road
Clinton, Michigan 49236

135 Carey Street (ATM only)
Deerfield, Michigan 49238

7200 Dexter-Ann Arbor Road
Dexter, Michigan 48130

260 Tecumseh Street
Dundee, Michigan 48131

331 West Main Street
Hudson, Michigan 49247

111 East Main Street
Manchester, Michigan 48158

851 Manitou Road
Manitou Beach, Michigan 49253

1050 East Main Street
Morenci, Michigan 49256

200 North Maple
Saline, Michigan 48176

205 East Chicago Boulevard
Tecumseh, Michigan 49286

1208 West Chicago Boulevard
Tecumseh, Michigan 49286

500 East Pottawatamie Street (ATM only)
Tecumseh, Michigan 49286

610 North Evans Street (ATM only)
Tecumseh, Michigan 49286

* Subject to receipt of all applicable federal and state regulatory approvals.  If all applicable federal and state regulatory approvals are not received, on and following the effective time of the Consolidation, the main office of UB&T at 205 East Chicago Boulevard, Tecumseh, Michigan 49286 will be the main office of UB&T.

SCHEDULE B

BOARD OF DIRECTORS

Stephanie H. Boyse
James D. Buhr
Brian P. Casey
Robert K. Chapman
John H. Foss
Norman G. Herbert
David S. Hickman (Chairman of the Board)
James C. Lawson
D.J. Martin*
David E. Maxwell*
Len M. Middleton

*Term ends April 2010

SCHEDULE C

EXECUTIVE OFFICERS

Robert K. Chapman – Chief Executive Officer
Todd C. Clark – President, Washtenaw Community President
Joseph R. Williams – Lenawee Community President
Randal J. Rabe – Executive Vice President, Chief Financial Officer, Secretary, Treasurer
Gary D. Haapala – Executive Vice President, Wealth Management
David H. Kersch – Executive Vice President, Mortgage
Jamie W. Guise – Executive Vice President & Chief Experience Officer
Thomas C. Gannon – Senior Vice President, Human Resources
Michael Chatas – Executive Vice President

OFFICER'S CERTIFICATE

I, Joseph R. Williams, President of United Bank & Trust, certify that this Agreement of Consolidation, after having been signed by or on behalf of at least a majority of the directors of this bank, was adopted by this bank's sole shareholder, United Bancorp, Inc.

             _/s/ Joseph R. Williams_________________________
             Joseph R. Williams
                                                                               President

OFFICER'S CERTIFICATE

I, Todd C. Clark, President of United Bank & Trust - Washtenaw, certify that this Agreement of Consolidation, after having been signed by or on behalf of at least a majority of the directors of this bank, was adopted by this bank's sole shareholder, United Bancorp, Inc.

             _/s/ Todd C. Clark____________________________
             Todd C. Clark
             President